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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                             (Amendment No.   1   )*
                                           -------

                              CHIC by H.I.S., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    167113109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 15, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)

/x/ Rule 13d-1(c)

/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------
CUSIP No.  167113109
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Gabriel Capital, L.P.
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------

                    5       SOLE VOTING POWER
                    -----------------------------------------------------------
   NUMBER OF
    SHARES          6       SHARED VOTING POWER
 BENEFICIALLY       -----------------------------------------------------------
   OWNED BY         7       SOLE DISPOSITIVE POWER
     EACH           -----------------------------------------------------------
   REPORTING        8       SHARED DISPOSITIVE POWER
    PERSON          -----------------------------------------------------------
      WITH
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    / /
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
                     PN
-------------------------------------------------------------------------------

---------------------
CUSIP No.  167113109
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Ariel Fund Limited
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
-------------------------------------------------------------------------------

                    5       SOLE VOTING POWER
                    -----------------------------------------------------------
   NUMBER OF
    SHARES          6       SHARED VOTING POWER
 BENEFICIALLY       -----------------------------------------------------------
   OWNED BY         7       SOLE DISPOSITIVE POWER
     EACH           -----------------------------------------------------------
   REPORTING        8       SHARED DISPOSITIVE POWER
    PERSON          -----------------------------------------------------------
      WITH
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    / /
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
                     CO
-------------------------------------------------------------------------------

---------------------
CUSIP No.  167113109
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Ariel Management Corp.
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------

                    5       SOLE VOTING POWER
                    -----------------------------------------------------------
   NUMBER OF
    SHARES          6       SHARED VOTING POWER
 BENEFICIALLY       -----------------------------------------------------------
   OWNED BY         7       SOLE DISPOSITIVE POWER
     EACH           -----------------------------------------------------------
   REPORTING        8       SHARED DISPOSITIVE POWER
    PERSON          -----------------------------------------------------------
      WITH
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   0
-------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    / /
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.0%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
                   CO
-------------------------------------------------------------------------------

---------------------
CUSIP No.  167113109
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      J. Ezra Merkin
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-------------------------------------------------------------------------------

                    5       SOLE VOTING POWER
                    -----------------------------------------------------------
   NUMBER OF
    SHARES          6       SHARED VOTING POWER
 BENEFICIALLY       -----------------------------------------------------------
   OWNED BY         7       SOLE DISPOSITIVE POWER
     EACH           -----------------------------------------------------------
   REPORTING        8       SHARED DISPOSITIVE POWER
    PERSON          -----------------------------------------------------------
      WITH
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   0
-------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    / /
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.0%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
                   IN
-------------------------------------------------------------------------------

Item 1.           (a)      Name of Issuer:

                           CHIC by H.I.S., Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           1372 Broadway
                           New York, NY 10018

Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

                           This Amendment No. 1 to Schedule 13G is being filed jointly by Gabriel Capital L.P., a Delaware limited partnership ("Gabriel"), Ariel Fund Limited, a Cayman Islands corporation ("Ariel Fund"), Ariel Management Corp., a Delaware corporation ("Ariel") and the Investment Advisor of Ariel Fund, and J. Ezra Merkin ("Merkin"), the General Partner of Gabriel (collectively, the "Reporting Persons"). Merkin is also the sole shareholder, sole director and president of Ariel. The business address of each of Gabriel, Ariel and Merkin is 450 Park Avenue, New York, New York 10022 and the business address of Ariel Fund is c/o Maples & Calder, P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies. Merkin is a United States citizen.

                  (d)      Title of Class of Securities:

                           Common Stock

                  (e)      CUSIP Number:

                           167113109

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ] Broker or Dealer registered under Section 15 of the Act
                  (b)[ ] Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the
                         Act
                  (d)[ ] Investment Company registered under section 8 of the
                         Investment Company Act of 1940
                  (e)[ ] An Investment Adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E)
                  (f)[ ] An Employee Benefit Plan or Endowment Fund in
                         accordance with Rule

                           13d-1(b)(1)(ii)(F)

                  (g)[  ]  A Parent Holding Company or Control Person in
                           accordance with Rule 13d-1(b)(ii)(G)

                  (h)[  ]  A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i)[  ]  A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j)[  ]  Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4.           Ownership:

                  (a)      Amount Beneficially Owned:       0

                  (b)      Percent of Class:         0.0%

                  (c) Number of Shares as to which such person has:

                           (i)      sole power to vote or direct the vote - 0

                           (ii)     shared power to vote or direct the vote - 0

                           (iii)    sole power to dispose or direct the
                                    disposition of - 0

                           (iv) shared power to dispose or direct the disposition of - 0


Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following /x/

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               GABRIEL CAPITAL, L.P.

                                               By:/s/ J. Ezra Merkin
                                                  -----------------------------
                                                        Title:  General Partner

                                               ARIEL FUND LIMITED

                                               By:  MEESPIERSON MANAGEMENT
                                                       (CAYMAN) LIMITED

                                               By:/s/ Authorized Signatory
                                                  ------------------------------
                                               Name: Authorized Signatory
                                               Title: Authorized Signatory

                                               ARIEL MANAGEMENT CORP.

                                               By:/s/ J. Ezra Merkin
                                                  ------------------------------
                                                        Name:  J. Ezra Merkin
                                                        Title:  President

                                               /s/ J. Ezra Merkin
                                               ---------------------------------
                                               J. EZRA MERKIN

Dated:  November 3, 1998